Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated October 1, 2013

$[—] SuperTrackTM Notes due October 10, 2017 Linked to the Performance of a Basket of Indices Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	October 4, 2013

Issue Date:	October 9, 2013

Basket Final Valuation Date:*	October 4, 2017

Observation Dates:*	Quarterly, on the 4th day of January, April, July and October during the term of the Notes (or, if such day is not a Reference Asset Business Day, the next succeeding day that is a Reference Asset business Day), provided that the final Observation Date will be the Basket Final Valuation Date.

Maturity Date:**	October 10, 2017

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket (the “Basket”) comprised of the following indices:

Basket Component	Bloomberg Ticker Symbol	Initial Level
S&P MidCap 400® Index	MID <Index>	[—]
Russell 2000® Index	RTY <Index>	[—]

Each of the S&P MidCap 400® Index (the “S&P MidCap 400 Index”) and the Russell 2000® Index (the “Russell 2000 Index” are referred to in this preliminary pricing supplement as a “Basket Component”).

Upside Leverage Factor:	[1.85 – 1.95]*** The actual Upside Leverage Factor will be determined on the Basket Initial Valuation Date and will not be less than 1.85.

Downside Leverage Factor:	1.33333

Buffer Percentage:	25.00%

Payment at Maturity:

The payment at maturity on your Notes will be calculated as follows, in each case subject to our credit risk:

•     If the Basket Return is positive, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

•     If Basket Return is less than or equal to 0.00% and greater than or equal to -25.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold.

•     If the Basket Return is less than -25.00%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage) × Downside Leverage Factor]

If the Basket Return is less than -25.00%, you will be exposed to the negative performance of the Basket on an accelerated basis and you will lose 1.33333% of the principal amount of your Notes for every 1% that the Basket Return falls below -25.00%. Any payment on the Notes, including any principal protection provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Basket Return:	The arithmetic average of the Index Returns for each Basket Component.

Index Return:	With respect to each Basket Component, the arithmetic average of the Periodic Index Returns for such Basket Component (as calculated on each Observation Date during the term of the Notes).

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$[—]	$[—]	$[—]	$[—]

‡	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
†	Our estimated value of the Notes on the Basket Initial Valuation Date, based on our internal pricing models, is expected to be between $942.50 and $977.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Periodic Index Return:

With respect to a Basket Component on each Observation Date, the performance of the Basket Component from and including the Basket Initial Valuation Date to and including such Observation Date, calculated as follows:

Observation Date Closing Level – Initial Level

Initial Level

Initial Level:	With respect to each Basket Component, the Index Closing Level of such Basket Component on the Basket Initial Valuation Date, as shown in the table above.

Index Closing Level:

With respect to a Basket Component, on any day, the official closing level of such Basket Component, as displayed on the applicable Bloomberg Professional® service page noted in the table above or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of a Basket Component will be based on the alternate calculation of the Basket Component as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying Prospectus Supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each of the Basket Components.

The term “scheduled trading day”, with respect to a Basket Component, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TP84 / US06741TP845

*	Subject to postponement in the event of a market disruption event with respect to either Basket Component, as described under “Selected Purchase Considerations” in this preliminary pricing supplement.
**	Subject to postponement in the event of a market disruption event with respect to either Basket Component and as described under “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Selected Purchase Considerations” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Upside Leverage Factor range set forth in this preliminary pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the “Basket Initial Valuation Date” based on prevailing market conditions on the Basket Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Basket Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Basket Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Basket Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Basket Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Basket Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Basket Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Basket Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

Hypothetical Examples of Amounts Payable on the Notes

Illustrative Calculations of Index Returns and the Basket Return

The following example sets forth the methodology used to calculate the Index Returns of each Basket Component and the Basket Return. The numbers in this example are purely hypothetical and have been provided for illustrative purposes only. This example does not purport to be representative of every possible scenario concerning the Basket Components or the Basket. We cannot predict any Periodic Index Return, Index Return or the Basket Return. The numbers appearing in the following examples have been rounded for ease of reference and do not take into account any tax consequences from an investment in the Notes.

This example makes the following key assumptions:

•	Hypothetical Initial Level of the S&P MidCap 400 Index: 1,248.91

•	Hypothetical Initial Level of the Russell 2000 Index: 1,078.41

•	Upside Leverage Factor: 1.85

•	Downside Leverage Factor: 1.33333

•	Buffer Percentage: 25.00%

•	Number of Observation Dates: 16

Step 1: Based on the Initial Level and Observation Date Closing Levels of each Basket Component, calculate the Periodic Index Return for each Basket Component on each Observation Date.

Observation Date No.	S&P MidCap 400 Index		Russell 2000 Index
	Index Closing Level	Periodic Index Return	Index Closing Level	Periodic Index Return
1	1,511.18	21.00%	1,197.04	11.00%
2	1,186.46	-5.00%	1,358.80	26.00%
3	1,124.02	-10.00%	1,132.33	5.00%
4	1,173.98	-6.00%	1,186.25	10.00%
5	1,448.74	16.00%	1,121.55	4.00%
6	1,099.04	-12.00%	1,294.09	20.00%
7	1,124.02	-10.00%	1,218.60	13.00%
8	1,548.65	24.00%	1,024.49	-5.00%
9	1,074.06	-14.00%	1,132.33	5.00%
10	1,486.20	19.00%	1,121.55	4.00%
11	1,498.69	20.00%	1,024.49	-5.00%
12	999.13	-20.00%	1,067.63	-1.00%
13	1,361.31	9.00%	1,046.06	-3.00%
14	986.64	-21.00%	1,024.49	-5.00%
15	1,436.25	15.00%	1,207.82	12.00%
16	1,523.67	22.00%	1,304.88	21.00%

Step 2: Based on the Periodic Index Returns calculated in Step 1 above, calculate the Index Returns for each Basket Component.

For each Basket Component, the Index Return will be equal to the arithmetic average of each of the Periodic Index Returns for such Basket Component. Accordingly, the Index Returns for each of the two Basket Components are:

•	Index Return of the S&P MidCap 400 Index: 3.00%

•	Index Return of the Russell 2000 Index: 7.00%

Step 3: Based on the Index Returns calculated in Step 2 above, calculate the Basket Return.

The Basket Return is equal to the arithmetic average of the Index Returns of 3.00% and 7.00%, respectively. Accordingly, the Basket Return is equal to 5.00%.

PPS-5

Step 4: Based on the Basket Return calculated in Step 3 above, calculate the payment at maturity.

Because the Basket Return is positive, the investor will receive a payment at maturity of $1,092.50 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 1.85] = $1,092.50

In this case, the return on investment of the Notes is 9.25%. Had the Basket Return been less than or equal to 0.00% but greater than or equal to -25.00%, the investor’s payment at maturity would have been limited to the principal amount of their notes. Had the Basket Return been less than -25.00%, the investor would have lost 1.33333% of the principal amount of their Notes for every 1% that the Basket Return fell below -25.00%. For more examples of payments at maturity on the Notes, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

PPS-6

Illustrative Examples of Amounts Payable at Maturity

The following examples set forth hypothetical examples of amounts payable upon maturity of the Notes under a range of circumstances. The numbers in these examples are purely hypothetical and have been provided for illustrative purposes only. These examples do not purport to be representative of every possible scenario concerning the Basket Components or the Basket. We cannot predict any Periodic Index Return, Index Return or the Basket Return. The numbers appearing in the following examples have been rounded for ease of reference and do not take into account any tax consequences from an investment in the Notes.

For a more detailed description of how the Basket Component Returns will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return and the Basket Return Factor” above.

These examples assume an Upside Leverage Factor of 1.85. The actual Upside Leverage Factor will be determined on the Basket Initial Valuation Date.

Example 1: The Basket Return is positive.

Basket Component	Basket Component Return
S&P MidCap 400 Index	2.00%
Russell 2000 Index	5.00%

The Basket Return is equal to the arithmetic average of the Index Returns. The Basket Return is therefore equal to 3.50%. Accordingly, the investor receives a payment at maturity of $1,064.75 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 3.50% × 1.85] = $1,064.75

The total return on investment of the Notes is 6.475%.

Example 2: The Basket Return is negative but is not less than -25.00%.

Basket Component	Basket Component Return
S&P MidCap 400 Index	5.00%
Russell 2000 Index	-20.00%

The Basket Return is equal to the arithmetic average of the Index Returns. The Basket Return is therefore equal to -7.50%. Accordingly, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note that they hold.

The total return on investment of the Notes is 0.00%.

Example 3: The Basket Return is less than -25.00%.

Basket Component	Basket Component Return
S&P MidCap 400 Index	-70.00%
Russell 2000 Index	-50.00%

The Basket Return is equal to the arithmetic average of the Index Returns. The Basket Return is therefore equal to -60.00%. Accordingly, the investor receives a payment at maturity of $533.33 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-60.00% + 25.00%) × 1.33333] = $533.33

The total return on investment of the Notes is -46.67%.

PPS-7

Additional Examples of Amounts Payable at Maturity

The following are additional examples of hypothetical amounts payable upon maturity of the Notes given a range of Basket Returns. The numbers in these examples are purely hypothetical and have been provided for illustrative purposes only. These examples do not purport to be representative of every possible scenario concerning the Basket Components or the Basket. We cannot predict any Periodic Index Return, Index Return or the Basket Return. The numbers appearing in the following examples have been rounded for ease of reference and do not take into account any tax consequences from an investment in the Notes.

For a more detailed description of how the Index Returns and Basket Return will be calculated, please see “Illustrative Calculations of Index Returns and the Basket Return” above. These examples should be read in conjunction with the illustrative calculations shown above under “Illustrative Examples of Amounts Payable at Maturity”.

These examples assume an Upside Leverage Factor of 1.85. The actual Upside Leverage Factor will be determined on the Basket Initial Valuation Date.

Basket Return	Payment at Maturity (per $1,000 principal amount Note)	Total Return on the Notes
40.00%	$1,740.00	74.00%
30.00%	$1,555.00	55.50%
20.00%	$1,370.00	37.00%
10.00%	$1,185.00	18.50%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-30.00%	$933.33	-6.67%
-40.00%	$800.00	-20.00%
-50.00%	$666.67	-33.33%
-60.00%	$533.33	-46.67%
-70.00%	$400.00	-60.00%
-80.00%	$266.67	-73.33%
-90.00%	$133.34	-86.67%
-100.00%	$0.00	0.00%

PPS-8

Selected Purchase Considerations

•	Market Disruption Events—The Observation Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Basket Component. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Basket Component on the relevant Observation Date, the relevant Observation Date will be postponed. If such postponement occurs, the Observation Date Closing Levels for the relevant Observation Date will be determined using the Index Closing Levels of the Basket Components on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Basket Component. In no event, however, will the relevant Observation Date be postponed by more than five days that would have been a Reference Asset Business Days but for the occurrence of a Market Disruption Event. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Basket Component on such fifth day, the Calculation Agent will determine the Index Closing Level of either Basket Component unaffected by such Market Disruption Event using the Index Closing Level of such Basket Component on such fifth day, and will make an estimate of the Index Closing Level of either Basket Component affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that the Basket Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Basket Final Valuation Date, as postponed.

•	Exposure to the U.S. Equities of each Basket Component—The S&P MidCap 400 Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Basket Components, see “Information Regarding the Basket Components” below.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Basket. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

PPS-9

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss; You May Lose Up to 100% of Your Investment in the Notes—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Basket Return is less than -25.00%, you will be exposed to losses on an accelerated basis and you will lose an amount equal to 1.33333% of the principal amount of your Notes for every 1% that the Basket Return falls below -25%. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, as described above, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising either Basket Component would have.

•	The Periodic Index Returns of Each Basket Component are Not Based on the Level of such Basket Components at Any Time Other than the Index Closing Levels of the Basket Components on each Observation Date—The Basket Return will be based on the arithmetic average of the Index Returns for each Basket Component which will, in turn, be based on the arithmetic average of the Periodic Index Returns for each Basket Component. The Periodic Index Returns for each Basket Component will be based on the Index Closing Levels of the Basket Components on each Observation Date as compared to their respective Initial Levels. Therefore, if the levels of one or both of the Basket Components drops precipitously on one or more Observation Dates, the payment at maturity on your Notes may be significantly less than it would have been had such payment been linked to the levels of the Basket Components prior to such drop(s).

•	Negative Periodic Index Returns With Respect to any Basket Component On One or More Observation Dates Will Mitigate the Effect Of, and May Completely Offset, Positive Periodic Index Returns on Other Observation Dates—The Index Return with respect to each Basket Component will be equal to the arithmetic average of the Periodic Index Returns for such Basket Component during the term of the Notes. Accordingly, the Index Return of each Basket Component and, in turn, the Basket Return, will depend on the path taken by the Basket Components between the Basket Initial Valuation Date and the Basket Final Valuation Date. Negative Periodic Index Returns with respect to any Basket Component on one or more Observation Dates will mitigate the effect of, and may completely offset, positive Periodic Index Returns on other Observation Dates. If the Periodic Index Returns with respect to one or both of the Basket Components are negative on one ore more Observation Dates, the Index Returns for such Basket Components may be negative. If the Index Returns with respect to at lest one of the Basket Components is negative, the Basket Return may in turn also be negative. If the Basket Return is negative but is not less than -25.00%, your payment at maturity will be limited to the principal amount of your Notes. If the Basket Return is less than -25.00%, you will be exposed to losses on an accelerated basis and you will lose 1.33333% of the principal amount of your Notes for every 1% that the Basket Return falls below -25.00%.

•	Risks Associated with Small and Mid Capitalization Stocks May Affect the Notes—As noted above, the S&P MidCap 400 Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The stock prices of small and mid-sized companies may be more volatile than stock prices of large capitalization companies.

PPS-10

Small and mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small and mid-capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Basket Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Basket Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Basket Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Basket Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Basket Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise

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provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities

•	Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Information Regarding the Basket Components

The Russell 2000 Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in this accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the Russell 2000 Index based on the daily Index Closing Levels from January 1, 2008 through September 26, 2013. The Index Closing Level on September 26, 2013 was 1,078.41.

We obtained the Index closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Russell 2000 Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on any Observation Date. We cannot give you assurance that the performance of the Russell 2000 Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The S&P MidCap 400 Index

General

All information regarding the S&P MidCap 400 Index set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is calculated, maintained and published by S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The S&P MidCap 400 Index is float-adjusted index that is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities market. The S&P MidCap 400 Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $1 billion to $4.4 billion. The calculation of the level of the S&P MidCap 400 Index is based on the relative value of the common stocks of 400 similar companies on the base date of June 28, 1991.

The index sponsor of the S&P MidCap 400 Index chooses companies for inclusion with the aim of achieving a distribution by broad industry groupings that approximate the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by the index sponsor includes the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

For a description of the methodology used for the calculation and maintenance of the S&P MidCap 400 Index, including a description of the “investable weight factor” that is utilized to calculate the level of the S&P MidCap 400 Index on a “float-adjusted” basis, please see the description of the S&P 500® Index, which is also applicable to the S&P MidCap 400 Index, under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P MidCap 400 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the S&P MidCap 400 Index is the licensing of the S&P MidCap 400 Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P MidCap 400 Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the S&P MidCap 400 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the S&P MidCap 400 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the S&P MidCap 400 Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P MidCap 400 Index. It is possible that this trading activity will affect the value of the S&P MidCap 400 Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information

The following graph sets forth the historical performance of the S&P MidCap 400 Index based on the daily Index Closing Levels from January 1, 2008 through September 26, 2013. The Index Closing Level on September 26, 2013 was 1,248.91.

We obtained the Index closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Russell 2000 Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on any Observation Date. We cannot give you assurance that the performance of the Russell 2000 Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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